UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 23, 2026
Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826
(Address of principal executive office, including zip code)

(407) 382-4003
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	LPTH	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards providing pursuant to Section 13(a) of the Exchange Act. ☐

LightPath Technologies, Inc.
Form 8-K

Item 1.01. Entry into a Material Definitive Agreement.

On July 23, 2026, LightPath Technologies, Inc., a Delaware corporation (“LightPath”) and its wholly owned subsidiary, LightPath (Zhenjiang) Optical Instrumentation Co., Ltd. (the “Company”) entered into an equity transfer agreement (the “Agreement”) with Hengtu Optical Technology Co., Ltd. (the “Purchaser”), and Mr. Leo Zheng (the “Purchaser Representative”). The Purchaser is owned by the Purchaser Representative and certain members of the Company’s current management team. Pursuant to the Agreement, and subject to the terms and conditions set forth therein, LightPath agreed to sell and transfer one hundred percent (100%) of its interest in the Company to the Purchaser (the “Transaction”) for payment of cash consideration of $4,500,000 (the “Purchase Price”). The Purchase Price is payable in full no later than the fifth anniversary of the closing of the Transaction, with the Purchaser required to pay at least $500,000 per year, together with financing interest in an amount equity to four percent (4%) of the principal amount of each Purchase Price installment, all in accordance with the Agreement. In addition, if the Purchaser fails to pay any amount due under the Agreement when due, the Purchaser shall pay damages on the overdue amount at an annual rate of seven percent (7%).

The Agreement further provides that during the period commencing on the closing date of the Transaction and ending of the later of (i) the date on which the Purchase Price has been paid in full and (ii) the fifth anniversary of the closing date of the Transaction (such period, the “Restricted Period”), LightPath shall have the right to designate an observer at all meetings of the board of directors, shareholders or other governing bodies of the Company. The Purchaser has also agreed that, during the Restricted Period, (a) a change of control of the Company (as defined in the Agreement) shall not occur; (b) the Company shall not sell, dispose of or otherwise transfer all or substantially all of its assets (including without limitation intellectual property) and/or business to any third party, except for the sale of inventory and products in the ordinary course of business consistent with past practice and the Agreement; and (c) if there is any direct or indirect change in the ownership of the Company or the Purchaser, the Purchaser shall provide a written notice to LightPath immediately, and any new direct or indirect shareholder shall execute an acknowledgment in form and substance satisfactory to LightPath acknowledging and agreeing to the post-closing restrictions and other applicable terms of the Agreement.

Subject to the terms and conditions of the Agreement, the Company will receive from LightPath certain limited rights and licenses to use specified trademarks in specified territories, including certain transitional trademark rights and a five-year license relating to specified marks. The Agreement also provides the Company with certain rights to use product drawings, tooling, molds, process documentation, technology, know-how and related technical support in connection with the Company’s business following the closing. The rights and licenses are subject to the scope, duration, territory, quality control, confidentiality, payment, default and termination provisions set forth in the Agreement, and LightPath and its affiliates retain ownership of their intellectual property except to the extent expressly provided therein.

Additionally, pursuant to the Agreement, during the first five years following the closing of the Transaction (the “Exclusive Supply Term”), the Company shall continue to supply products to LightPath in a manner consistent with past practice, applicable specifications and agreed upon quality requirements. The purchase price of such products to be supplied by the Company to LightPath shall continue to be cost plus ten percent (10%) following the closing of the Transaction; provided that for every payment by the Purchaser of $1,000,000 of the principal portion of the remaining balance of the Purchase Price, the cost plus markup percentage for products supplied to LightPath shall automatically increase by five percent (5%) (e.g., upon payment of $2,000,000 in principal of the Purchase Price, the purchase price for products supplied to LightPath will be cost plus twenty percent (20%). Upon full payment of the principal amount of the Purchase Price, the purchase price shall be fixed at cost plus thirty percent (30%) and shall not be further adjusted unless otherwise agreed by the parties in writing.

The Agreement contains certain mutual post-closing covenants restricting each party’s ability to sell, market or distribute specified products in specified territories during the Exclusive Supply Term.

The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01: Regulation FD Disclosure.

On July 23, 2026, LightPath issued a press release announcing the entry into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
Exhibit No.	Description
10.1
Equity Transfer Agreement, dated as of July 23, 2026, by and among LightPath Technologies, Inc., Lightpath (Zhenjiang) Optical Instrumentation Co., Ltd., Hengtu Optical Technology (Nanjing) Co., Ltd. and Mr. Leo Zheng.

99.1	Press Release of LightPath Technologies, Inc., dated July 23, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: July 23, 2026	By:	/s/ Albert Miranda
Albert Miranda, Chief Financial Officer